Exhibit 99.1

STAAR Surgical Reports Fourth Quarter and Full Year 2010 Financial Results

Core Product Revenue Up 10% in 2010
Company Generates Net Income for Full Year, First Time in 11 Years
Visian ICL Revenue Sets Quarterly Record at $6.5 Million; Units Increase by 20%
Gross Margin for the Quarter Expanded to 64.7%, Highest in 11 Years
Cash Position Increases to $9.5 Million

MONROVIA, CA, March 1, 2011 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reported results for the fourth quarter and full year ended December 31, 2010.  Revenue for the fourth quarter increased 8% to $14.4 million, primarily reflecting growth in core product (IOLs and ICLs) revenue of 7%.  The Company generated cash from operations in the fourth quarter of $213,000 and ended the quarter with cash, cash equivalents, and restricted cash of $9.5 million compared to $8.6 million at October 1, 2010.  The net loss for the recent fourth quarter was $691,000, or $0.02 per share, compared with a net loss of $1.5 million, or $0.04 per share, in the same quarter of the prior year.

For the full year 2010, total revenue increased by 8% to $55.0 million compared with 2009, driven by growth in revenue from core products of 10%, while the defocused product revenue declined by 16%.  Due to the divestiture of Domilens in the first quarter of 2010, the Company reported net income for the full year of $53,000.  The Company reported a loss from continuing operations of $4.1 million, or $0.12 per share, in 2010, a 40% improvement over the $6.9 million, or $0.21 per share, loss from continuing operations reported last year.

“The past year was a pivotal one for STAAR, as we have now moved from playing defense to playing offense,” said Barry G. Caldwell, President and CEO.  “Core product revenue increased 10%, continuing operations are cash flow positive, our balance sheet has been stabilized and we continue to address large markets.  In addition, we reported net income in 2010, the first time the Company has achieved profitability for a full year in 11 years.  This reflected the divestiture of our German distribution business early in the year and improvements in the results from continuing operations.”

“Core product revenue growth in the fourth quarter continued to reflect strength in the sales of the Visian ICL, up 13% from the prior year’s fourth quarter, and 16% growth in nanoFLEX IOL revenue,” continued Mr. Caldwell.  “With our continued focus on core product revenues with higher margins, we achieved a gross profit margin of nearly 65% the highest level in 11 years. Additionally, we were cash flow positive during the fourth quarter and our cash position increased by $900,000, to $9.5 million at year end.  These achievements were accomplished despite the continued challenging economy.”

“Overall, though we missed on some opportunities during 2010, we are very pleased with the progress we made,” Mr. Caldwell concluded.  “During 2011 our focus will be on growing the ICL franchise at a higher rate than during 2010 as well as becoming consistently cash flow positive and profitable.”

Other key highlights, outside of financial results, for the year include:

•	Regulatory approval of the Visian ICL in Japan.
•	CE Mark for the V4b Visian ICL expanded range in Europe.
•	Divestiture of the German distribution business.
•	Settlement of all outstanding litigation.
•	Retirement of 1.7 million preferred shares.
•	Elimination of virtually all debt with the exception of a line of credit in Japan.
•	Initiation of direct-to-consumer viral campaign for the Visian ICL with a more traditional direct-to-consumer program for 2011.

Recent Visian Implantable Collamer® Lens (ICL) Highlights

•
Fourth quarter Visian ICL sales achieved another record of $6.5 million, 13% above the $5.8 million reported for the fourth quarter of 2009.  The growth was attributable to a 20% increase in total unit volume during the quarter, also a new quarterly high. Toric ICL unit volume grew at a rate of 28% while ICL units grew 17%.  The geographical mix in market pricing resulted in a lower rate of growth in total Visian ICL sales as compared to unit growth.

•
The Visian Toric ICL, which is available in 45 markets, accounted for 39% of total ICL sales in those markets during the quarter and 43% for the full year 2010.  By comparison Toric ICLs were 36% of total ICL sales during the fourth quarter of 2009 and 39% for the full year 2009.

•
Shipments of the expanded range Visian V4b ICL began during the fourth quarter.  The roll-out started in key European markets with quite encouraging results.  Ten percent of the sales in those markets were in refractive ranges in which the ICL was not previously approved.

•	Using data from The Global Refractive Surgery Market published by Market Scope in January of 2011, the Visian ICL grew market share in nine of the top ten targeted markets during 2010.
o
In the Company’s largest market, Korea, the Visian ICL increased to a 12% to 13% share of the total refractive market.  The table below highlights some of the key growth areas during 2010 and which are expected to  provide major growth opportunities during 2011:

Key Markets	Q4 Unit Growth	2010 Unit Growth	2010 Procedure Growth*
Korea	+8%	+11%	+3%
China	+102%	+104%	+24%
India	+70%	+52%	+5%
Singapore	+49%	+101%	NA
Middle East	+30%	+46%	NA

*The Global Refractive Surgery Market by Market Scope, January 2011

•	The status of the regulatory progress for the Toric ICL submissions in the U.S. and Japan is as follows:
o	In the U.S. we have responded to all questions regarding the submission and are in discussions with the Post Approval Studies section chief regarding the protocol for those studies.
o	In Japan we continue to respond to outstanding questions to the PMDA.

Recent Intraocular Lens (IOL) Highlights

•	Fourth quarter IOL sales increased 2% to $7.1 million from the fourth quarter of 2009.
•	Average selling prices increased 3% in the fourth quarter; volume was flat.
•	Sales of the nanoFLEX IOL grew 16% during the quarter.
•	Preloaded IOL sales grew 9%.
•	Low margin silicone IOL sales declined 28%.
•
The Company continues to work with the FDA on its submission for the CAST II clinical protocol and the Preloaded Silicone IOL.  Additionally, the Company is pursuing CE Mark approval for the nanoFLEX IOL.

Fourth Quarter Financial Highlights

•
Total net sales in the fourth quarter increased 8% to $14.4 million from $13.3 million in the fourth quarter of 2009.  Foreign currency changes favorably impacted sales by $359,000. Core product revenue increased 7% in the quarter.

•
Gross margin increased to 64.7% of revenue from 61.6% of revenue in the fourth quarter of 2009.  The increase is primarily due to decreased inventory provisions, decreased royalty expense, and improved product mix.  These improvements allowed the increase in gross profit dollars to equal the growth in sales of $1.1 million.

•	Total operating expenses were $10.0 million, an increase of 10.4% over the fourth quarter 2009 total of $9.0 million. The effect of unfavorable exchange rate changes was approximately $166,000.
-	General and administrative expenses were essentially unchanged from the prior year’s fourth quarter at $3.8 million.
-
Sales and marketing expenses were up 18% to $4.7 million as compared to $4.0 million during the fourth quarter of 2009 due to additional headcount in the U.S. direct sales force and increased promotional spending in the U.S. and Japan.

-
 R&D expenses were basically flat with the fourth quarter of 2009 at $1.5 million.  These expenses increased from the third quarter of 2010 largely due to clinical activities related to the FDA review of the Toric ICL.

•	Net loss for the fourth quarter of 2010 was $691,000 or $0.02 per share. For the fourth quarter of 2009, net loss was $1.5 million, or $0.04 per share.
•
Cash and cash equivalents and restricted cash totaled $9,509,000 compared with $13,726,000 as of January 1, 2010 and $8,624,000 as of October 1, 2010.  STAAR generated cash from operating activities of $213,000 during the fourth quarter of 2010.

Full Year 2010 Results

•
Total net sales for 2010 grew 8% to $55.0 million from $51.1 million in 2009.  Core product revenues increased by 10%, while revenue from defocused other products declined by 16%. The effect of foreign exchange on net sales was favorable by approximately $1.2 million.

Revenues	2010	% of Total	2009	% of Total	Change
IOLs	$27.6M	50%	$26.3M	52%	+5%
ICLs	$24.3M	44%	$21.0M	41%	+16%
Other	$ 3.1M	6%	$ 3.7M	7%	(16%)
Total	$55.0M		$51.1M		+8%

•	Total Visian ICL units increased 19% compared to 2009.
•
During 2010, nanoFLEX IOL sales increased 21%.  Preloaded IOL sales grew 10%, reflecting a 28% increase in KS-X Hydrophobic Acrylic Preloaded IOL. Low price silicone IOLs decreased 23% as the Company focuses on more premium IOLs.

•	Gross margin increased to 63.8% of revenue compared with 61.3% of revenue for 2009. The increase was primarily due to a decrease in royalty expense and improved product mix.
•	Total operating expenses were $37.7 million, a 4% increase over 2009 total of $36.2 million. The unfavorable effect of exchange rate changes was approximately $720,000.
-	General and administrative expenses decreased by 8% over 2009, primarily reflecting a decline in legal expenses which was partially offset by an increase in compensation and travel.
-	Sales and marketing expenses were up 12% over 2009 due to higher headcount and travel in the U.S. and Europe and increased promotional activities in the U.S., Europe and Japan.
-	R&D expense decreased 3% over 2009, reflecting lower legal and depreciation expense.
•	Other Operating Expenses (Recoveries) of $700,000 were the result of severance costs associated with the non-renewal of an executive employment agreement.
•	The results for 2010 compared with 2009 are as follows:
-	Loss from continuing operations was $4.1 million, or $0.12 per share, compared to a loss of $6.9 million, or $0.21 per share, in the prior year.
-	Income from discontinued operations was $4.2 million, or $0.12 per share, compared to income of $702,000, or $0.02 per share.
-	Net income of $53,000, or $0.00 per share, compared to a net loss of $6.2 million, or $0.19 per share, last year.
•	During 2010, the Company used $4.4 million in cash for operating activities which included a $4.0 million litigation settlement payment and $635,000 in cash used by discontinued operations.

All reported results reflect STAAR’s March 2, 2010 divestiture of its German distribution subsidiary, Domilens GmbH.  Operating results reported for both full year 2010 and for the comparative prior year periods include only results from continuing operations and exclude any contribution from Domilens, which the Company has presented in all reported periods as discontinued operations in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

Except where otherwise stated, all financial comparisons in this press release are comparing corresponding periods of 2010 and 2009.

Conference Call

The Company will host a conference call and webcast on Tuesday, March 1, 2011 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the Company's fourth quarter and full year financial results, and recent corporate developments. The dial-in number for the conference call is 877-941-6007 for domestic participants and 480-629-9768 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will be available for seven days. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4411951#. To access the live webcast of the call, go to STAAR's website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye.  All of these lenses are foldable, which permits the surgeon to insert them through a small incision.  A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.”  A lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.”  Over 200,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com.  STAAR has approximately 300 full time employees and markets lenses in approximately 50 countries.  Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA.  For more information, please visit the Company’s website at www.staar.com or call 626-303-7902.

Collamer® is the registered trademark for STAAR’s proprietary biocompatible collagen copolymer lens material.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: projections of earnings; revenue; sales; cash or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; prospects for increased Visian ICL sales as a result of the expanded range of correction in certain regions, advertising campaigns or any of our other initiatives; prospects for any product approval, including approval of the Visian Toric ICL in the U.S. or Japan; the outcome of our development and clinical research plans;  statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of the global recession on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the risk that our increased expenditure on U.S. sales resources may not yield substantial new revenues; the challenge of managing our foreign subsidiaries; the risk of unfavorable changes in currency exchange rate; the risk that improved sales in our U.S. IOL product line may not be sustainable; the risk that efforts to develop new products, such as accommodating lenses, may not be successful; the broad discretion of regulators in approving medical devices in our major markets; the willingness of surgeons and patients to adopt a new product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive surgery market, and a general decline in the demand for refractive surgery, which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Jenifer Kirtland, 415-896-6820	Christopher Gale, 646-201-5431
Douglas Sherk, 415-896-6820

STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)
Audited

	Three Months Ended						Year Ended
	% of	December 31,	% of	January 1,	Change		% of	December 31,	% of	January 1,	Change
	Sales	2010	Sales	2010	Amount	%	Sales	2010	Sales	2010	Amount	%

Net sales	100.0%	$14,389	100.0%	$13,289	$1,100	8.3%	100.0%	$54,958	100.0%	$51,060	$3,898	7.6%

Cost of sales	35.3%	5,081	38.4%	5,104	(23)	-0.5%	36.2%	19,882	38.7%	19,737	145	0.7%

Gross profit	64.7%	9,308	61.6%	8,185	1,123	13.7%	63.8%	35,076	61.3%	31,323	3,753	12.0%

Selling, general and administrative expenses:
General and administrative	26.6%	3,831	28.9%	3,843	(12)	-0.3%	25.6%	14,078	29.9%	15,247	(1,169)	-7.7%
Marketing and selling	32.4%	4,659	29.7%	3,950	709	17.9%	31.3%	17,176	30.0%	15,300	1,876	12.3%
Research and development	10.5%	1,506	11.3%	1,498	8	0.5%	10.4%	5,724	11.5%	5,893	(169)	-2.9%
Other general and administrative expenses (recoveries), net	0.0%	-	-1.8%	(238)	238	0.0%	1.3%	700	-0.5%	(238)	938	0.0%

Total selling, general and administrative expenses	69.5%	9,996	68.1%	9,053	943	10.4%	68.6%	37,678	70.9%	36,202	1,476	4.1%

Operating loss	-4.8%	(688)	-6.5%	(868)	180	-20.7%	-4.7%	(2,602)	-9.6%	(4,879)	2,277	-46.7%

Other income (expense):
Interest income	0.1%	21	0.2%	29	(8)	-27.6%	0.1%	43	0.1%	67	(24)	-35.8%
Interest expense	-0.8%	(113)	-1.1%	(142)	29	-20.4%	-1.6%	(896)	-2.6%	(1,317)	421	-32.0%
Gain (loss) on foreign currency transactions	-0.7%	(94)	-0.8%	(100)	6	-6.0%	-0.2%	(87)	0.2%	124	(211)	-170.2%
Loss on early extinguishment of note payable	0.0%	0	0.0%	-	-	0.0%	-0.5%	(267)	0.0%	-	(267)	0.0%
Other income, net	0.4%	52	1.3%	168	(116)	-69.0%	0.2%	128	0.5%	257	(129)	-50.2%
Other expense, net	-0.9%	(134)	-0.3%	(45)	(89)	197.8%	-2.0%	(1,079)	-1.7%	(869)	(210)	24.2%

Loss before provision for income taxes	-5.7%	(822)	-6.9%	(913)	91	-10.0%	-6.7%	(3,681)	-11.3%	(5,748)	2,067	-36.0%

Provision for income taxes	-0.9%	(131)	4.2%	557	(688)	-123.5%	0.8%	432	2.3%	1,154	(722)	-62.6%

Loss from continuing operations	-4.8%	(691)	-11.1%	(1,470)	779	-53.0%	-7.5%	(4,113)	-13.5%	(6,902)	2,789	-40.4%

Income (loss) from discontinued operations, net of income taxes	0.0%	-	-0.1%	(13)	13	-100.0%	7.6%	4,166	1.4%	702	3,464	493.4%

Net income (loss)	-4.8%	$(691)	-11.2%	$(1,483)	$792	-53.4%	0.1%	$53	-12.1%	$(6,200)	$6,253	-100.9%

Loss per share from continuing operations:
Basic and diluted		$(0.02)		$(0.04)				$(0.12)		$(0.21)

Income (loss) per share from discontinued operations:
Basic and diluted		$-		$-				$0.12		$0.02

Income (loss) per share:
Basic and diluted		$(0.02)		$(0.04)				$0.00		$(0.19)

Weighted average shares outstanding:
Basic and diluted		34,930		34,729				34,825		32,498

**Note: Prior year results of operations have been adjusted to reflect the discontinued operations of the Company's German subsidiary, Domilens, which was sold on March 2, 2010.

STAAR Surgical Company
Global Sales
(in 000's)
Audited

	Three Months Ended						For Year Ended
		December 31,		January 1,	%		December 31,		January 1,	%
Geographic Sales		2010		2010	Change		2010		2010	Change
United States	23.6%	$3,397	28.3%	$3,760	-9.7%	27.2%	$14,957	31.5%	$16,088	-7.0%

Japan	23.9%	3,434	22.2%	2,953	16.3%	24.8%	13,605	25.2%	12,884	5.6%
China	8.8%	1,269	6.4%	856	48.2%	7.1%	3,910	5.6%	2,855	37.0%
Korea	12.0%	1,724	12.8%	1,702	1.3%	11.1%	6,080	10.5%	5,366	13.3%
Spain	5.4%	774	6.4%	854	-9.4%	4.5%	2,482	5.0%	2,548	-2.6%
Other	26.3%	3,791	23.8%	3,164	19.8%	25.3%	13,924	22.2%	11,319	23.0%
Total International Sales	76.4%	10,992	71.7%	9,529	15.4%	72.8%	40,001	68.5%	34,972	14.4%

Total Sales	100.0%	$14,389	100.0%	$13,289	8.3%	100.0%	$54,958	100.0%	$51,060	7.6%

Product Sales
Core products
IOLs	49.4%	$7,108	52.3%	$6,950	2.3%	50.1%	$27,550	51.5%	$26,299	4.8%
ICLs	45.5%	6,543	43.4%	5,774	13.3%	44.2%	24,300	41.2%	21,046	15.5%
Total core products	94.9%	13,651	95.7%	12,724	7.3%	94.3%	51,850	92.7%	47,345	9.5%
Non-core products
Other	5.1%	738	4.3%	565	30.6%	5.7%	3,108	7.3%	3,715	-16.3%
Total Sales	100.0%	$14,389	100.0%	$13,289	8.3%	100.0%	$54,958	100.0%	$51,060	7.6%

**Note: Prior year results of operations have been adjusted to reflect the discontinued operations of the Company's German subsidiary, Domilens, which was sold on March 2, 2010.

STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)
Audited

	December 31,	January 1,
	2010	2010**

Current assets:
Cash and cash equivalents	$9,376	$6,330
Restricted cash	133	7,396
Accounts receivable trade, net	8,219	9,269
Inventories, net	10,543	14,820
Prepaids, deposits, and other current assets	1,715	2,591
Total current assets	29,986	40,406
Property, plant, and equipment, net	3,732	5,005
Intangible assets, net	3,672	4,148
Goodwill	1,786	7,879
Deferred income taxes	202	104
Other assets	1,207	1,139
Total assets	$40,585	$58,681

Current liabilities:
Line of credit	$2,460	$2,160
Accounts payable	3,717	7,416
Deferred income taxes	326	360
Obligations under capital leases	431	795
Accrued legal judgments	-	4,000
Note payable, net of discount	-	4,503
Other current liabilities	6,513	7,706
Total current liabilities	13,447	26,940
Obligations under capital leases	1,403	1,098
Deferred income taxes	488	653
Other long-term liabilities	2,820	2,136
Total liabilities	18,158	30,827

Series A redeemable convertible preferred stock	-	6,784

Stockholders' equity:
Common stock	351	348
Additional paid-in capital	152,014	149,559
Accumulated other comprehensive income	2,100	3,254
Accumulated deficit	(132,038)	(132,091)
Total stockholders' equity	22,427	21,070
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$40,585	$58,681

**Note: Prior year balance sheet includes the discontinued operations of the Company's German subsidiary, Domilens, which was sold on March 2, 2010.

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)
Audited
	Three Months Ended		Year Ended
	December 31,	January 1,	December 31,	January 1,
	2010	2010	2010	2010
Cash flows from operating activities:
Net income (loss)	$(691)	$(1,483)	$53	$(6,200)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations	-	13	(4,166)	(702)
Depreciation of property and equipment	399	447	1,590	1,973
Amortization of intangibles	209	817	816	1,402
Amortization of discount	-	114	236	379
Deferred income taxes	279	220	253	220
Loss on extinguishment of debt	-	-	267	-
Fair value adjustment of warrant	27	(34)	144	40
Loss on disposal of property and equipment	(6)	7	(2)	98
Stock-based compensation expense	303	244	1,248	1,428
Change in net pension liability	62	115	318	232
Other	27	86	93	148
Changes in working capital:	-	-
Accounts receivable	(1,069)	(497)	(207)	(604)
Inventories	479	314	1,521	1,425
Prepaids, deposits and other current assets	63	(211)	780	(116)
Accounts payable	191	667	(1,204)	595
Other current liabilities	(60)	(950)	(5,522)	(554)
Net cash provided by (used in) operating activities of discontinued operations	-	1,256	(635)	1,663
Net cash provided by (used in) operating activities	213	1,125	(4,417)	1,427

Cash flows from investing activities:
Proceeds from sale of subsidiary, net of transaction costs	-	-	11,824	-
Decrease (increase) in restricted cash, including reinvested interest	-	(28)	7,396	(7,396)
Acquisition of property and equipment	(73)	(253)	(320)	(553)
Purchase of short-term investments	(1)	(2)	(219)	(24)
Sale of short-term investments	5	8	87	198
Proceeds from sale of property and equipment	29	1	29	23
Net change in other assets	14	(15)	24	(10)
Net cash provided by (used in) investing activities of discontinued operations	-	31	(50)	149
Net cash provided by (used in) investing activities	(26)	(258)	18,771	(7,613)

Cash flows from financing activities:
Repayment of notes payable	-	-	(5,000)	-
Redemption of Series A preferred stock	-	-	(6,800)	-
Net proceeds from private sale of equity securities	-	(46)	-	8,502
Repayment of capital lease lines of credit	(187)	(267)	(796)	(1,011)
Borrowings under line of credit	-	12	-	642
Repayment under line of credit	-	(12)	-	(642)
Proceeds from exercise of stock options	832	1	1,124	1
Net cash used in financing activities of discontinued operations	-	(28)	(50)	(136)
Net cash provided by (used in) financing activities	645	(340)	(11,522)	7,356

Effect of exchange rate changes on cash and cash equivalents	56	159	214	168

Increase in cash and cash equivalents	888	686	3,046	1,338
Cash and cash equivalents, at beginning of the period	8,488	5,644	6,330	4,992
Cash and cash equivalents, at end of the period	$9,376	$6,330	$9,376	$6,330